EXHIBIT 10.12

February 27, 2023

LETTER OF INTENT

This Letter of Intent is dated as of March 3, 2023 by and between Gamer Pakistan, Inc. ("Gamer") and Nick Venezia & Social Outlier ("Nick").

WHEREAS, the parties desire to jointly form a new company ("Newco") for the purpose of designing, implementing and operating a DATA company, engine and platform focused on the Pakistan population ("Business");

NOW THEREFORE, the parties agree as follows:

1. Formation of Newco: The parties will complete the formation of Newco promptly after the negotiation and execution of a definitive agreement.

2. Ownership: Newco shall be owned 80% by Gamer and 20% by Nick.

3. Financial Commitment: $200,000 total commitment to Newco by Gamer, payable in four installments quarterly with first payment due upon the later of when a definitive agreement is signed and the completion of the Gamer IPO.

4. No Third-Party Negotiations: In consideration of the substantial expenditures of time, effort, and expenses to be undertaken and incurred by each party, neither party will negotiate with another party concerning the subject matter of the Business.

5. Definitive Agreement: The parties shall negotiate in good faith all the terms and conditions of a definitive Agreement for the subject matter hereof.

This Letter of Intent is not intended to be contractual in nature, but only expresses the basis upon which the parties wish to enter into a definitive Agreement for the Business. The parties acknowledge that this Letter of Intent is intended to outline the initial terms for consideration only and is in no manner intended to obligate either party contractually. No such obligation shall arise unless and until a mutually satisfactory definitive Agreement is fully executed by, and delivered to, both parties.

By: ______________________________

Name: James Knopf

On behalf of Gamer Pakistan, Inc.

By: ______________________________

Name: Nicholas Venezia

On behalf of Nick Venezia & Social Outlier